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                                                                   EXHIBIT 10.37


                               autobytel.com inc.
                           18872 MacArthur Boulevard
                         Irvine, California 92612-1400

                                        March 7, 1999
Ariel Amir
32 Evelyn Gardens, Flat 8
London SW7 3BJ
United Kingdom

Dear Ariel:

     We are pleased to offer you the position of Vice President and General Counsel of autobytel.com inc. ("ABT") with responsibilities customary for such position. Your position will not diminish during your employment. You will report to the President of ABT. You will use your best efforts to commence employment with ABT prior to March 31, 1999.

     You will be paid an annual base salary of not less than $175,000 payable semimonthly and will be eligible to receive an annual bonus when, as and if determined by the board of directors.

     You will be granted stock options under ABT's 1999 Stock Option Plan to purchase 125,000 shares of ABT common stock at an exercise price of $16 per share. One-fourth of the option grant (31,250 shares) will vest on the first anniversary of the date of grant and the remainder of the option grant will vest at a rate of 1/48th of the entire grant (2,604.16 shares) per month, with the entire grant also vesting as otherwise provided in such plan. In addition, if your employment is terminated by ABT without Cause, by you for Good Reason or due to death or Disability (each such capitalized term as defined in Ann M. Delligatta's Employment Agreement), the unvested portion of such options will become immediately and fully vested and will be exercisable from such termination date for one year thereafter. If your employment is terminated without Cause during the first year of employment, you will receive one year's base salary payable monthly. If your employment is terminated without Cause thereafter, you will receive six month's base salary payable monthly. You will be included in any additional long-term incentive plans that are created for senior management.

     You will be entitled to participate in all employee benefit plans, programs and policies which are available to employees of ABT, including health and insurance plans. You will also be entitled to receive severance arrangements similar to those available to executives of the level of Chief Financial Officer of ABT. During the term of your employment, you will be reimbursed for all business expenses incurred in accordance with company policy.

     To the extent not reimbursed by your current employer, ABT will pay your reasonable moving expenses up to $15,000. ABT will pay for temporary living accommodations at the Airport Hilton, Irvine for a period of up to 60 days so as to allow you time to complete your relocation and make arrangements for permanent housing.

     The foregoing terms are binding on ABT and all necessary approvals to bind ABT have been obtained. If the terms of this letter are acceptable to you, please sign below.

                                        Very truly yours,


                                        /s/ Mark W. Lorimer
                                        -----------------------------------
                                        Mark W. Lorimer
                                        President and Chief Executive Officer

AGREED TO AND ACCEPTED
this 7th day of March, 1999:

/s/ Ariel Amir
---------------------------------
Ariel Amir